The Bancorp, Inc. Agrees to Acquire Leader in the Stored Value Card Industry from BankFirst

Wilmington, De - July 17, 2007 - The Bancorp, Inc. (the "Bancorp") (Nasdaq NM: TBBK) today announced that it has entered into an agreement with BankFirst, a South Dakota banking corporation, to acquire its "Stored Value Solutions" ("SVS") business. SVS is a leader in the stored value card industry, also known as the prepaid card industry, with more than 3.7 million prepaid cards issued at June 30, 2007. SVS provides customized and secure program development and card issuing services to national stored value card program managers such as WageWorks, Western Union and Evolution Benefits. SVS participates in the "open loop," stored value card market which includes cards branded with network or association logos such as Visa, MasterCard and Discover. Under the terms of the agreement, Bancorp will purchase SVS for $60.6 million, payable $12.1 million through delivery of shares of Bancorp common stock plus $48.5 million in cash. The acquisition needs FDIC approval under the Bank Merger Act. We expect the transaction to close in the fourth quarter of 2007.

Key Transaction Benefits for Bancorp

  Bancorp expects the acquisition to be accretive to earnings per share in the first quarter of 2008
  Low cost deposits: SVS had $122 million balance of low cost deposits at December 31, 2006
  Non-interest income: SVS had $9.2 million of non-interest income in 2006
  Business line expansion and operational synergies - healthcare and payroll

"The acquisition of Stored Value Solutions extends Bancorp's leadership position in such areas as aggregation of HSA deposits and ACH origination. The deep expertise of SVS, led by Managing Director, Jeremy Kuiper, will enhance the business opportunities each company has developed," said Betsy Z. Cohen, Chief Executive Officer of Bancorp.

Investor Conference Call

An investor conference call is scheduled for Wednesday, July 18, 2007 at 11:00 AM Eastern. A live webcast of the conference call will be available online at www.thebancorp.com. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in number is 800.510.0219 (domestic) and 617.614.3451 (international). The passcode is 37066510.

An archive of the webcast will be available online at www.thebancorp.com Wednesday, July 18, 2007. In addition, a dial-in replay of the call will be available from Wednesday, July 18, 2007 through Wednesday, July 25, 2007. The replay dial-in number is 888.286.8010 (domestic) and 617.801.6888 (international). The passcode is 42349588.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Bancorp's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties, which could cause actual results to differ materially from those contained in the forward looking statement, include those discussed in Bancorp's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and its quarterly report on Form 10-Q for the quarter ended March 31, 2007. These risks and uncertainties also include the following factors: the businesses of Bancorp and SVS may not be integrated successfully; the expected growth opportunities from the acquisition of SVS may not be fully realized; operating costs, customer losses and business disruption following the acquisition of SVS may be greater than expected; revenues, deposits and other financial information reported to us by SVS, which were unaudited, may be subject to adjustment upon completion of the required pre-closing audit of SVS, and such adjustments could be material; adverse governmental or regulatory policies may be enacted; management and other key personnel of SVS may be lost; competition from other stored value card providers may increase; fluctuations in interest rates may affect the revenues, earnings and deposits Bancorp anticipates as a result of the acquisition of SVS; and general business and economic conditions could adversely affect Bancorp's ability to market its stored value products successfully and the attractiveness of those products to customers. Bancorp does not undertake to update forward-looking statements in this press release or with respect to matters described herein, except as may be required by law.

About Bancorp

The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com